EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 7, 2025 with respect to the consolidated financial statements of Slide Insurance Holdings, Inc. included in the Registration Statement on Form S-1 (File No. 333-287556) and related Prospectus for the registration of shares of its common stock.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina

June 17, 2025